Metropolitan Life Insurance Company

Rider: Accidental Death Benefit

This rider is a part of the policy if it is referred to on page 3.

This rider provides additional insurance if the insured dies from an accident.

If we receive proof that the insured died, directly and independently of all other causes, as the result of an accident, we will pay under this rider:

	1.	The amount shown on page 3 under “Additional Benefits”;
or
	2.	An amount equal to twice the amount stated in item 1 above if we receive proof that the accident occurred while the insured was a fare-paying passenger in a licensed public conveyance being operated by a common carrier for passenger service.

Risks Not Covered	No payment will be made if the death:

	1.	Occurs before the insured’s first birthday;

	2.	Occurs more than 90 days after the accident;

	3.	Is caused or contributed to, directly or indirectly, by physical or mental illness or treatment for the illness;

	4.	Is caused or contributed to by an infection, except infection caused by an external visible wound sustained by an accident;

	5.	Is caused or contributed to, directly or indirectly, by the use of any drug, unless used on the advice of a licensed medical practitioner;

	6.	Results from suicide while sane or insane;

	7.	Results from committing or attempting to commit an assault or felony;

	8.	Results from travel in an aircraft, or descent from the aircraft while in flight, if the insured:

(a) Acted in any capacity other than as a passenger; or
(b) Was on a non-military flight for the purpose of descent from the aircraft while in flight;
or
	9.	Results, directly or indirectly, from any war, or warlike action in time of peace.

Termination	The rider will end on the earlier of: (a) the end of the grace period; or (b) the policy anniversary on which the insured is age 70.

You may end this rider on any monthly anniversary by sending us a written request and the policy. We will make the change and return the policy.

Cost of Rider	While this rider is in force, its cost will be a part of the monthly deduction from the cash value. The monthly cost of this rider for each $1,000 of accidental death benefit will be set by us from time to time, based on the insured’s age. It will never be more than the maximum cost according to the table on the next page.

/s/ Gwenn L. Carr
Gwenn L. Carr
Vice-President and Secretary
82A-90 U		BAAA28

Rider: Accidental Death Benefit (Continued)

Table of Guaranteed Maximum Costs

(See “cost of Rider” Provision)

Age at	Maximum	Age at	Maximum
Beginning	Monthly Cost for	Beginning	Monthly Cost for
of Rider Year	Each $1,000 of	of Rider Year	Each $1,000 of
	Accidental Death		Accidental Death
	Benefit		Benefit

	0.070		40.070
	1.078		41.070
	2.078		42.070
	3.078		43.070
	4.080		44.070
	5.080		45.070
	6.080		46.070
	7.080		47.078
	8.080		48.078
	9.080		49.078

	10.080		50.080
	11.080		51.080
	12.088		52.080
	13.088		53.080
	14.088		54.080
	15.090		55.080
	16.090		56.080
	17.090		57.080
	18.090		58.080
	19.090		59.080

	20.090		60.088
	21.090		61.088
	22.090		62.088
	23.090		63.090
	24.090		64.090
	25.090		65.098
	26.090		66.098
	27.090		67.106
	28.082		68.108
	29.082		69.116

	30.082
	31.080
	32.080
	33.080
	34.080
	35.072
	36.072
	37.072
	38.070
	39.070

82A-90 U	BAAAQ9